Exhibit 10.54

MACADAMIA NUT PURCHASE AGREEMENT

THIS MACADAMIA NUT PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 6, 2006, by and between MAC FARMS OF HAWAII, LLC, a Delaware limited liability company (“MF”) and ML MACADAMIA ORCHARDS, L.P., a Delaware limited partnership (“MLP”).

W I T N E S S E T H:

WHEREAS, MF is engaged in the business of processing and marketing macadamia nuts; and

WHEREAS, MLP is the legal and beneficial owner of macadamia nut crops grown in certain macadamia nut orchards located on the Big Island in Hawaii (the “Orchards”); and

WHEREAS, MF desires to purchase from MLP, and MLP desires to sell to MF, wet-in-shell (“WIS”) macadamia nuts on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises, the promises, and covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Term.  This Agreement shall commence on January 1, 2007, and shall continue in full force and effect, until December 31, 2011, unless terminated earlier, as provided herein.

2.                                       Purchase and Sale.  MLP agrees to sell to MF, and MF agrees to purchase from MLP, at least 4.5 million pounds, and not in excess of 5.5 million pounds, of WIS macadamia nuts, annually, during the term hereof grown by MLP in the Orchards.  For purposes of this Agreement, WIS pounds means field pounds, adjusted to twenty percent (20%) moisture. and thirty percent (30%) SK/DIS kernel recovery.

3.                                       Delivery.  During the term hereof, MLP shall harvest the macadamia nuts and load them in containers suitable for the transport thereof, as mutually-agreed upon by the parties, and deliver WIS macadamia nuts to MF’s processing plant (the “Plant”). Both parties acknowledge that the macadamia nut crops must be harvested and delivered in a timely manner to MF, so that the macadamia nut quality will not be adversely affected. Accordingly, such harvesting and delivery shall commence during August of each crop year, and MF agrees to accept delivery of the WIS macadamia nuts, after husking and removal by MLP of extraneous matter (i.e., rocks, sticks), at a rate not to exceed (i) a maximum of 500,000 WIS pounds of macadamia nuts per week, and (ii) a maximum of 125,000 WIS pounds of macadamia nuts per day.  MLP will make deliveries of WIS macadamia nuts between the hours of 6.30am to 3:00pm Monday to through Saturday. To the extent MF is unable to accept deliveries at this rate, MLP and MF will take samples of the WIS macadamia nuts intended for delivery to MF, and which delivery will be accordingly delayed.  When such macadamia nuts, the delivery of which was delayed, are actually delivered, payment will be based upon the foregoing samples and the actual delivery weights thereof FOB the Plant provided by MLP.  WIS macadamia nuts, whose delivery is delayed, will be stored at mutually-agreed sites.  MLP recognizes, that it has a duty to mitigate any damages caused by delayed deliveries by providing periodic forecasts of intended deliveries and by selling delayed deliveries of macadamia nuts to other processors with excess capacity, if at all possible.

4.                                       Annual Contract Price.  The parties shall mutually agree upon a contract price for each six (6) month period (January-June and July-December) under this Agreement.  The pricing for January-June shall be agreed to no later than November 15th of the preceding year, and the pricing for July-December shall be agreed to no later than the preceding May 15th.

If the parties fail or are unable to agree upon a contract price by November 15th for any January-June period or by May 15th for any July-December period during the term hereof, the parties shall mutually-select an independent third-party broker or specialist to (i) determine the average, current spot price per-pound for bulk premium (Hawaiian and Australian) Style II raw macadamia nuts (FOB West Coast) (the “Global Macadamia Kernel Price”), and (ii) issue a certified report of the foregoing to the parties.  The procedures for such review are set forth on Exhibit A attached hereto.  Either party may challenge the conclusions of the report within fifteen (15) days of the issuance thereof.  In such case, the parties shall attempt to resolve the pricing issues through good faith negotiations.  If the parties fail or are unable to reach a final agreement as to the contract price, within fifteen (15) days, the objecting party may, at its own cost, engage a second, qualified, independent, third-party broker or specialist to prepare a second certified price report.  The results of the two reports shall be averaged to determine the Global Macadamia Kernel Price. The Global Macadamia Kernel Price, as determined by the independent third-party broker(s) or specialist(s), as the case may be, shall be converted to a WIS macadamia nut contract price using a conversion factor of 15.2% of the Global Macadamia Kernel Price.

In the event that a contract price has not been established by the beginning of any six (6) month period, all WIS macadamia nuts that are delivered to MF shall be paid for, based upon the price used by the parties for the immediately preceding six (6) month period.  As soon as the new contract price is determined, an adjustment shall be calculated and reflected in the next payment.

5. (A)                  Options to Terminate.  In the event that the contract price for any six (6) month period is less than 75 cents per pound, MLP shall be entitled to terminate this Agreement, in-full or in-part, at its sole option, by providing (i) two (2) year’s advance written notice, if such occurs during the first eighteen (18) months of this Agreement, (ii) one (1) year’s advance written notice, if such occurs between the 18th and 36th months of this Agreement, and (iii) ninety (90) day’s advance written notice, if such occurs during the remainder of the term hereof.  In the event that the contract price for any six (6) month period is more than $1.20 per pound, MF shall be entitled to terminate this Agreement, in-full or in-part, at its sole option, by providing to MLP ninety (90) day’s advance written notice.

5 (B) Suspension of WIS Macadamia Nut Delivery: In the event that Extraneous matter (as defined in Exhibit B) contained in a delivery, as determined by the WIS macadamia nuts sampling process exceeds 5.0% of the gross weight of the delivery sample, MF has the right to refuse further deliveries of WIS macadamia nuts until satisfied that MLP has taken the necessary measures to correct the problem at their husking plant.  MF will inform MLP immediately when Extraneous materials exceed the established criteria and allow reasonable time for MLP to mitigate the problem.

6.                                       Payment Terms.  Payments shall be made within thirty (30) days after the date of delivery FOB the Plant.

7.                                       PACA Lien.  MF acknowledges, that all payments owed by it to MLP relating to deliveries of WIS macadamia nuts are subject to, and secured by, the provisions of the Perishable Agricultural Commodities Act of 1930.  Notwithstanding the foregoing, MLP warrants to MF, that all WIS macadamia nuts sold by MLP to MF, pursuant to the terms hereof, shall be free and clear of all liens, security interests, encumbrances, and claims whatsoever, and that MLP has good and clear title thereto.

8.                                       Sampling.  MF and MLP shall use such methods and procedures as are appropriate to enable MF to determine the gross WIS weight, the moisture content and the kernel recovery of the WIS macadamia nuts delivered to it by MLP as accurately as reasonably possible.  The procedures to be used in sampling to determine the gross WIS weight delivered (after Extraneous material), moisture content, and kernel recovery, and in calculating the payment to MLP, for the WIS macadamia nuts purchased by MF, are set forth on Exhibit B attached hereto. Any deviations from the foregoing sampling procedure shall be by mutual written agreement only.

9.                                       Accounting and Reports.  MF shall keep full and accurate records and accounts showing, among other things, dates of delivery, the weights of the WIS macadamia nuts upon delivery, and all other information that may be necessary or desirable in order to calculate and verify payments to MLP under this Agreement.

Each payment for deliveries of WIS macadamia nuts shall be accompanied by a written report to MLP providing the WIS delivery weight, the quality analysis reports, and the calculations that determine payment.

MLP shall be entitled to observe the sampling process, upon giving reasonable, advance notice to MF and shall be entitled to receive any information necessary or desirable to verify the accuracy of the WIS macadamia nut price or payment therefor.  To the extent that information is shared between the parties hereunder and is not in the public domain, both parties agree to keep such information confidential, except as may be required by law or in order to enforce the terms and conditions of this Agreement.

10.                                 Termination.  The parties may terminate this Agreement, at any time, by mutual agreement, in writing.  In the event that either party shall be in default hereunder (as defined below), the non-defaulting party may terminate this Agreement, at any time, by delivering written notice of such termination to the defaulting party.  The right-of-termination shall not exclusive.  Both parties shall be entitled to exercise any other right or remedy provided at law or in equity. Notwithstanding the foregoing, neither party shall be entitled to recover punitive, special, incidental, exemplary, or consequential damages.

A party shall be in “default” under this Agreement in the event that (i) it files any voluntary proceeding for dissolution or liquidation under any federal or state bankruptcy, insolvency, receivership, or similar law; (ii) any such proceeding is commenced against it involuntarily and is not dismissed within sixty (60) days; (iii) it makes any composition with, or assignment for the benefit of, its creditors; (iv) it enters into any corporate reorganization, sale of business or acquisition without making adequate provision for the performance of its obligations under this Agreement, (v) it fails to perform any of its obligations hereunder when due and fails to correct such non-performance within thirty (30) days after written demand for performance is made by the other party; or (vi) it repeatedly fails to perform its obligations under this Agreement, except after written demand for performance.

11.                                 Notices.  For convenience of operations hereunder, each of MF and MLP shall designate one representative to serve as the channel of communication for delivering information to, and securing necessary action by, its principals.  Either party may change its representative from time-to-time by delivering written notice of such change to the other party.  Until further notice is given, each party’s representative shall be the person listed in the notice address below.

Any and all notices, demands, or other communications (collectively, “Notice”) requiring or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or to its authorized representative at the address set forth below, if served either personally, or if deposited in the United States Mail, certified or registered, postage prepaid, or if sent by fax.

MF:	Mac Farms of Hawaii, LLC
89-406 Mamalohoa Highway
Captain Cook, Hawaii 96704
Attention: President
Fax: (808) 328-2080

MLP:	ML Macadamia Orchards, L.P.
26-238 Hawaii Belt Road
Hilo, Hawaii 96720
Attention: President
Fax: (808) 969-8152

If such notice is delivered personally, service shall conclusively be deemed to have been made at the time of such delivery.  If such notice is given by mail, service shall conclusively be deemed to have been made 72 hours after deposit thereof in the mail as provided for above.  If such notice is given by fax, service shall conclusively be deemed to have been made twenty-four (24) hours after the transmission thereof and receipt of the proper confirmation code, unless the transmission is received on a Saturday, Sunday, or a holiday, in which case the transmission shall be deemed to have been received on the next business day.  Either party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.

12.                                 Force Majeure.  Neither party shall be liable or accountable to the other party for any delay in complying, or failure to comply, with any of the terms, provisions, or conditions of this Agreement, in the event that any such delay or failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, judicial, or governmental order, or other requirements of law which directly prohibit the performance by either party of its obligations hereunder (including, but not limited to, governmental regulations concerning the hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.  In the event that any such event of force majeure shall have a material adverse economic impact on the price or marketability of macadamia nuts, either party may terminate this Agreement upon giving ninety (90) day’s prior written notice to the other party.

The party invoking the protections of this clause shall give prompt, written notice to the other party of the commencement and termination of the applicable event of force majeure, and, upon the termination of any such event of force majeure, shall promptly commence performing its obligations hereunder. Further, during any such delay in performance or failure to perform by MLP, MF may elect to purchase the WIS macadamia nuts from other sources and, at MF’s sole option, apply such purchases to reduce the quantity of the WIS macadamia nuts deliverable hereunder.

13.                                 Waiver.  The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice established between the parties during the course of the term of this Agreement be construed to waive or lessen the right of either party to demand performance by the other party or exercise its rights in the event of default.  No provision of, or default under, this Agreement may be waived, except by a notice in writing signed by the party making the waiver.  A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

14.                                 Assignment.  Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed, denied, or conditioned.

15.                                 Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof.  The parties specifically acknowledge and agree, that no joint venture or partnership is created hereby, and that neither party shall act as an agent for the other party.

16.                                 Mediation  Any and all matters in dispute arising from or relating to this contract/agreement, or the breach thereof, which remain unresolved after direct negotiation between the parties, shall first be submitted to confidential mediation in accordance with the Rules, Procedures and Protocols for Mediation of Dispute Prevention & Resolution, Inc., then in effect. The parties agree that a good faith attempt to resolve all issues in mediation is a pre-condition to further adversarial proceedings of any kind.

17.                                 Governing Law.  This Agreement will primarily be performed in and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Agreement.

18.                                 Authority.  Each party hereto represents and warrants to the other party, that it has full authority to enter into this Agreement, and that its execution and delivery hereof has been duly-authorized by all appropriate action.

19.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the entire Agreement.

21.                                 Headings.  The headings in this Agreement are for convenience only, and are not to be construed as part of the Agreement and shall not in any way effect the interpretation of this Agreement.

IN WITNESS WHEREOF, MF and MLP have caused this Agreement to be executed and delivered by their duly-authorized representatives as of the date first above written.

MAC FARMS OF HAWAII, LLC

By:	/s/ Hilary Brown
HILARY BROWN, President

ML MACADAMIA ORCHARDS, L.P.
By: ML Resources, Inc., its general partner

By:	/s/ Dennis J. Simonis
DENNIS J. SIMONIS, President

EXHIBIT A

PROCEDURES FOR DETERMINATION OF GLOBAL MACADAMIA PRICES

1.                                       If the parties fail or are unable to agree upon a contract price by November 15th for any January-June period or by May 15th for any July-December period during the term hereof, the following procedures shall be used to determine the Global Macadamia Kernel Price, as defined herein.  This Global Macadamia Kernel Price shall then be converted to a WIS contract price equal to 15.2% of the Global Macadamia Kernel Price.

2.                                       The parties shall mutually-select an independent third-party broker or specialist (the “Specialist”) from the list below with current experience and transactions in the macadamia nut market.  The Specialist shall be independent and shall have no material business relationship with either party.

a.                                       J.F. Braun & Associates

b.                                      Trademark Commodities Inc.

c.                                       Jennings & Associates

d.                                      Debbie Roy Brokerage

e.                                       York Sutch & Associates

If the parties shall be unable to mutually agree upon a Specialist, then the parties shall alternately delete one name each from the list, until only one Specialist is left.

3.                                       The Specialist shall determine the average, current spot price per-pound for bulk premium (Hawaiian and Australian) Style II raw macadamia nuts (FOB West Coast) (the “Global Macadamia Kernel Price”).  Any distressed or discounted sales for old or inferior macadamia nuts shall be excluded from the determination.  The Specialist shall thereupon issue a certified report of the foregoing to the parties, which report shall state the average price per pound for the applicable period, together with the methodology, procedure and actual sample of transactions utilized in the calculation.

4.                                       If neither party objects to the reported Global Macadamia Kernel Price, as determined above, the WIS contract price will be 15.2% of the Global Macadamia Kernel Price.

5.                                       If either party challenges the conclusions of the report within fifteen (15) days of the issuance thereof, the parties shall attempt to resolve the pricing issues through good faith negotiations.  In the event that the parties fail or are unable to reach a final agreement as to the contract price within fifteen (15) days, the objecting party may, at its own cost, engage a second, qualified, independent, third-party broker or specialist to prepare a second certified price report using the procedures set forth in item no. 3 above.  The results of the two reports shall be averaged to determine the Global Macadamia Kernel Price.  The Global Macadamia Kernel Price, as determined by the independent third-party broker(s) or specialist(s), as the case may be, shall be converted to a WIS macadamia nut contract price using a conversion factor of 15.2% of the Global Macadamia Kernel Price.

EXHIBIT B

Procedure for Sampling NIS for Payment Purposes

1.  Upon delivery, weigh or verify certified weight ticket to determine the Gross Weight of each wet-in-shell (“WIS”) shipment. A shipment (“shipment”) shall mean one load delivered on a single day.  Additional loads delivered on the same day will be treated as individual shipments, i.e. separate weights and samples.  MF will provide, upon delivery, a receipt that states the weight of each shipment delivered by MLP.

2.  MLP will provide samples from its continuous sampler until MF has the ability to draw a continuous sample from throughout the delivered shipment of mutually agreed upon quantity of nuts.  MF will collect a minimum of 60 lbs. from each shipment through it continuous sampler to determine the moisture content, amount of extraneous material, kernel quality and recovery.  The material shall be further split into two sub-samples, A and B, of 20 lbs. each.  Determine the amount of extraneous material in sub-sample “A” and the Gross Weight WIS Delivered as described in paragraph 3.  The balance of sub-sample “A” shall be used to determine the moisture content, spoilage and kernel recovery as described in paragraph 4. Sub-sample “B” shall be held for 30 days and used for confirmation of the results for sub-sample “A” when requested by MLP.

3.  Weigh the sample and record the weight of WIS designated herein as “W”.  For loads received as WIS a sample will be taken and weighed. This weight will be recorded. Any Extraneous material (trash, husk, empty nuts, rat damaged nuts, sticks, rocks, nuts with mechanically fractured shell exposing kernel and peewee nuts (< 5/8” in diameter)) that were captured in the sample will be removed from the sample and weighed. The ratio of weight for the Extraneous material to the total weight of sub-sample “A” will be applied to the Gross Weight of the shipment to determine the Gross Weight WIS Delivered (after Extraneous material), herein designated “GW”.

4.  Split the sample into two lots, one to determine moisture (“moisture sample”) and the other to determine spoilage and kernel recovery (“quality sample”).  Two (2) lbs. of sub-sample “A” shall be used to determine the moisture content as described in paragraph 5.  Ten (10) lbs. of sub-sample “A” shall be used to determine the spoilage and recovery for each shipment as described in paragraphs 6 to 11.

5.  Weigh the moisture sample and record the weight.  Dry the sample at approximately 250 degrees Fahrenheit for a period of 1 day.  Weigh the dried sample and record the weight after drying.  Divide the difference in weight prior to and after drying by the weight prior to drying.  The result is the percentage of moisture of the WIS nuts designated herein as “M”.

6.  Weigh the quality sample and record the weight. Dry the sample at approximately 122 degrees Fahrenheit for 3 days then raise the temperature to 140 degrees Fahrenheit for 2 days.

Record the dry-in-shell (“DIS”) weight.  The weight, in grams, of the DIS sample is designated herein as “X”.

7.  Crack the DIS sample and separate the shells from the kernels.  Determine the weight of the recovered raw kernels.  Roast all recovered kernel at 260 degrees Fahrenheit for 35 minutes in a convection oven.

8.  Inspect the roasted kernels and separate unsaleable kernels and record the weights of the following categories.

a)   Stinkbug damage (>2 spots)

b)   Koa Seed Worm damage

c)   Tropical Nut Borer damage

d)   Mold

e)   Germination

f)   Immature/Shrivels

g)   Total a) through f)

Record the data and summarize for field management purposes.

9.  Using Hawaii, Department of Agriculture “Standards for Hawaii-Grown Shelled Macadamia Nuts” criteria, separate out the salable kernel and record the weight.  The weight, in grams, of salable kernel is designated herein as “Y”.

10.  Determine the Salable Kernel Recovery (SK/DIS) factor designated herein as “KR”.

KR = Y/X

11.  Determine spoilage percentages for each category of unusable as follows:

For each category of unusable, divide the recorded category

weight by the total of unusable and usable kernel (8(g) plus Y).

12.  Determine Payable Pounds for the load.

a)  Convert total load to WIS weight at 20% moisture designated herein as “WM”

WM = GW*(1-M)/(1-.2)

b)  Determine Payable Pounds for the load designated herein as “P”

P = WM*(KR/.3)

13.  Sample Calculation.

Gross Weight WIS Delivered (after Ex-       45,000 lbs traneous material)

Moisture (from sample)	21.0%
Salable Kernel Recovery (from sample)	30.5%
Price (e.g. 1st year volume price)	$.85

WM = 45,000 * (1-.21)/(1-.2) = 44,437 lbs WIS adjusted to 20% moisture

P = 44,437 * 0.305/0.3 = 45,178 lbs WIS adjusted to 20% moisture &30% recovery (Contract Pounds)

Payment = 45,178 lbs * $0.85  =                            $38,401.30